Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2020 RESULTS

Net Sales of $2.2 billion compared to $2.3 billion in the year-ago quarter

Comparable Sales decreased (4.8)%

Net income of $171.5 million or $3.03 per diluted share

Adjusted net income of $193.4 million or $3.41 adjusted per diluted share

Bolingbrook, IL – March 11, 2021 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“Fourth Quarter”) and fifty-two-week period (“Fiscal Year”) ended January 30, 2021 compared to the same periods ended February 1, 2020. During the fourth quarter of fiscal 2020, the Company recorded long-lived asset impairment and restructuring related costs, primarily related to the suspension of the Company’s Canadian expansion and employee severance costs, which reduced reported operating income by $30.4 million and net income by $23.0 million, or $0.40 per diluted share. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“The Ulta Beauty team delivered better-than-expected results for the fourth quarter. Strong, enterprise-wide execution of our plans, combined with improving trends in consumer demand, resulted in solid results across multiple metrics, including sales, transactions and profitability,” said Mary Dillon, chief executive officer. “I want to express my sincere appreciation to all Ulta Beauty associates for their continued flexibility, collaboration and unwavering commitment to our guests and each other.”

“Fiscal 2020 was a difficult year, and I am proud of how our teams navigated the unprecedented challenges with agility and purpose,” continued Dillon. “We begin fiscal 2021 with a strong foundation in place and good operational momentum. We are strategically investing in our business to drive further market share gains, and, as separately announced today, we are beginning to execute a thoughtful succession plan that ensures we continue to benefit from strong, experienced leadership for the next chapter of growth. I remain excited about the long-term opportunity for Ulta Beauty, and I am confident we will continue to shape and lead the beauty industry for many years to come.”

COVID-19 Response and Impact

The Company’s financial results continue to be impacted by the COVID-19 pandemic.

On March 19, 2020, Ulta Beauty temporarily closed all stores in response to the spread of COVID-19. On April 19, 2020, the Company introduced curbside pickup, and on May 11, 2020, the Company started a phased store reopening process. By July 20, 2020, the full fleet of Ulta Beauty stores was operational and by January 30, 2021, salon and brow services had resumed in all stores.

During fiscal 2020, the Company incurred incremental operating costs related to COVID-19 of approximately $188 million and recorded a $52.4 million reduction of selling, general and administrative (SG&A) expenses as a result of the employee retention credits made available under the Coronavirus Aid, Relief and Economic Security Act (CARES Act).

For the Fourth Quarter of Fiscal 2020

●	Net sales decreased 4.6% to $2.2 billion compared to $2.3 billion in the fourth quarter of fiscal 2019 due to the impact of COVID-19.
●	Comparable sales (sales for stores open at least 14 months, including stores temporarily closed due to COVID-19, and e-commerce sales) decreased 4.8% compared to an increase of 4.0% in the fourth quarter of fiscal 2019. In the fourth quarter of fiscal 2020, transactions declined 12.2%, and average ticket increased 8.3%.
●	Gross profit decreased 4.4% to $771.0 million compared to $806.9 million in the fourth quarter of fiscal 2019. As a percentage of net sales, gross profit increased to 35.1% compared to 35.0% in the fourth quarter of fiscal 2019, primarily due to improvement in merchandise margins driven by lower promotional activity and enhanced merchandising strategies, partially offset by channel mix shifts and deleverage in fixed costs due to lower sales.
●	SG&A expenses decreased to $514.1 million compared to $515.5 million in the fourth quarter of fiscal 2019. As a percentage of net sales, SG&A expenses increased to 23.4% compared to 22.4% in the fourth quarter of fiscal 2019, primarily due higher marketing expenses, higher corporate overhead expenses, personal protective equipment (PPE) and COVID-related expenses, and the deleverage of variable store expenses due to lower sales, partially offset by leverage related to the store payroll and benefits.
●	Impairment, restructuring and other costs of $30.4 million includes $13.2 million related to the suspension of the planned expansion to Canada, $10.0 million due to employee severance costs, $5.6 million lease termination costs related to the permanent closure of 19 stores, and $1.5 million due to the impairment of tangible long-lived assets and operating lease assets associated with certain retail stores.
●	Pre-opening expenses decreased to $2.2 million compared to $3.6 million in the fourth quarter of fiscal 2019 due to current quarter real estate activity and stores expected to open in the first quarter of fiscal 2021. Real estate activity in the fourth quarter of fiscal 2020 included two new stores and two relocations compared to 13 new stores and two relocations in the fourth quarter of fiscal 2019.
●	Operating income decreased to $224.3 million, or 10.2% of net sales, compared to $287.8 million, or 12.5% of net sales, in the fourth quarter of fiscal 2019. Adjusted operating income was $254.7 million, or 11.6% of net sales.
●	Tax rate increased to 23.4% compared to 22.7% in the fourth quarter of fiscal 2019. The higher effective tax rate is primarily due to less investment tax credits received.
●	Net income was $171.5 million compared to $222.7 million in the fourth quarter of fiscal 2019. Adjusted net income was $193.4 million compared to $219.5 million in the fourth quarter of fiscal 2019.
●	Diluted earnings per share was $3.03 compared to $3.89 in the fourth quarter of fiscal 2019. Adjusted diluted earnings per share was $3.41 compared to $3.83 in the fourth quarter of fiscal 2019.

For the Full Year of Fiscal 2020

●	Net sales decreased 16.8% to $6.2 billion compared to $7.4 billion in fiscal 2019 due to the impact of COVID-19.
●	Comparable sales decreased 17.9% compared to an increase of 5.0% in fiscal 2019. During fiscal 2020, transactions declined 24.5%, and average ticket increased 8.8%.
●	Gross profit decreased to $1.9 billion compared to $2.7 billion in fiscal 2019. As a percentage of net sales, gross profit decreased to 31.7% compared to 36.2% in the fiscal 2019, primarily due to channel mix shifts and the deleverage of fixed costs and salon services due to the impact of lower sales. These pressures were partially offset by lower promotional activity.
●	SG&A expenses decreased to $1.6 billion compared to $1.8 billion in fiscal 2019. As a percentage of net sales, SG&A expenses increased to 25.7% compared to 23.8% in fiscal 2019, primarily due to higher corporate overhead expenses, PPE and COVID-related expenses, and the deleverage of store payroll and benefits, marketing and variable store expenses due to the impact of lower sales. These increases were partially offset by leverage related to the employee retention credits made available under the CARES Act.
●	Impairment, restructuring and other costs of $114.3 million includes $41.9 million due to the impairment of tangible long-lived assets and operating lease assets associated with certain retail stores, $29.1 million related to the suspension of the planned expansion to Canada, $27.5 million related to the permanent closure of 19 stores, and $15.8 million due to employee severance costs.
●	Pre-opening expenses decreased to $15.0 million compared to $19.3 million in fiscal 2019 due to current year real estate activity and stores expected to open in the first quarter of fiscal 2021. Real estate activity in fiscal 2020 included 30 new stores and five relocations compared to 86 new stores, 12 remodels, and eight relocations in fiscal 2019.
●	Operating income decreased to $236.8 million, or 3.9% of net sales, compared to $901.1 million, or 12.1% of net sales, in fiscal 2019. Adjusted operating income was $352.5 million, or 5.7% of net sales.
●	Tax rate increased to 23.9% compared to 22.1% in fiscal 2019. The higher effective tax rate is primarily due to less investment tax credits received and tax expense from the income tax accounting for share-based compensation compared to a benefit in fiscal 2019.
●	Net income was $175.8 million compared to $705.9 million in fiscal 2019. Adjusted net income was $264.0 million compared to $688.3 million in fiscal 2019.
●	Diluted earnings per share was $3.11 compared to $12.15 in fiscal 2019. Adjusted diluted earnings per share was $4.66 compared to $11.85 in fiscal 2019.

Balance Sheet

The Company ended fiscal 2020 with $1.0 billion in cash and cash equivalents.

Merchandise inventories, net at the end of fiscal 2020 totaled $1.2 billion compared to $1.3 billion at the end of fiscal 2019. The decrease in total inventory was primarily driven by reduced store inventory due to a decline in traffic trends. Average inventory per store decreased 10.4% compared to fiscal 2019.

Share Repurchase Program

During the fourth quarter of 2020, the Company repurchased 147,824 shares of its common stock at a cost of $41.9 million. During fiscal 2020, the Company repurchased 474,794 shares of its common stock at a cost of $114.9 million. As of January 30, 2021, $1.5 billion remained available under the $1.6 billion share repurchase program announced in March 2020.

Store Update

During the fourth quarter of fiscal 2020, the Company opened two stores located in East Rutherford, NJ and Eden Prairie, MN. The Company ended fiscal 2020 with 1,264 stores and square footage of 13,291,838.

Fiscal 2021 Outlook

“We are encouraged by the momentum we are seeing in store traffic trends,” continued Dillon. “Although our visibility as to when demand will fully recover is limited, we are confident our business will continue to strengthen in fiscal 2021, as COVID-19 vaccines become more accessible.”

For fiscal 2021, the Company plans to:

●	open approximately 40 net new stores and execute approximately 21 remodel or relocation projects;
●	achieve net revenues of between $7.2 billion and $7.3 billion;
●	achieve comparable sales growth of approximately 15% to 17%;
●	expand operating margin to approximately 9% of sales, driven by gross margin expansion;
●	deliver diluted earnings per share in the range of $8.85 to $9.30, including the impact of approximately $850 million in share repurchases and assuming an effective tax rate of 24.8%;
●	incur capital expenditures between $200 million and $250 million; and
●	incur depreciation and amortization expense between $270 million and $280 million.

Non-GAAP Financial Information

In this press release, the Company provides information regarding adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are not recognized terms under U.S. generally accepted accounting principles (GAAP) and do not purport to be alternatives to operating income, net income, and diluted earnings per share as measures of operating performance. A reconciliation of adjusted operating income, adjusted net income, and adjusted diluted earnings per share is provided in this release. The Company believes the presentation of these non-GAAP financial measures provides additional information on comparisons between periods by excluding certain items that affect overall comparability and provides investors with enhanced visibility into its results with respect to the impact of certain costs. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2020 results is scheduled for today, March 11, 2021, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be webcast live at http://ir.ultabeauty.com. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 25, 2021 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13716611.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together all things beauty, all in one place. Today, Ulta Beauty has grown to become the top national retailer offering the complete beauty experience.

Ulta Beauty was recently added to the Bloomberg Gender Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation and transparency. More information about Ulta Beauty’s corporate responsibility efforts can be found at http://ir.ultabeauty.com/Corporate-Responsibility/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	The negative impacts the coronavirus (COVID-19) has had, and will continue to have, on the company’s business, financial condition, profitability, cash flows and supply chain, as well as consumer spending (including future uncertain impacts);
●	epidemics, pandemics like COVID-19 or natural disasters that have and could continue to negatively impact the company’s sales;
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic;
●	a decline in operating results that has and may continue to lead to asset impairment and store closures charges;
●	the company’s ability to sustain its growth plans and successfully implement its long-range strategic and financial plan;

●	the company’s ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that the company may be unable to compete effectively in its highly competitive markets;
●	the company’s ability to execute its Efficiencies for Growth cost optimization program;
●	the possibility that cybersecurity breaches and other disruptions could compromise the company’s information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to the company’s information systems;
●	the possibility that the capacity of the company’s distribution and order fulfillment infrastructure and the performance of its newly opened and to be opened distribution centers may not be adequate to support its recent growth and expected future growth plans;
●	changes in the wholesale cost of the company’s products;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	the company’s ability to attract and retain key executive personnel;
●	the company’s ability to successfully execute its common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as such were amended and supplemented in the Company’s Quarterly Report of Form 10-Q for the quarterly period ended May 2, 2020, and which may be further amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

(331) 757-2206

Patrick Flaherty

Senior Manager, Investor Relations

pflaherty@ulta.com

(331) 253-3521

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	13 Weeks Ended
	January 30,		February 1,
	2021		2020
	(Unaudited)		(Unaudited)
Net sales	$2,198,701	100.0%	$2,305,918	100.0%
Cost of sales	1,427,673	64.9%	1,499,033	65.0%
Gross profit	771,028	35.1%	806,885	35.0%

Selling, general and administrative expenses	514,140	23.4%	515,542	22.4%
Impairment, restructuring and other costs	30,398	1.4%	—	0.0%
Pre-opening expenses	2,218	0.1%	3,587	0.2%
Operating income	224,272	10.2%	287,756	12.5%
Interest expense (income), net	463	0.0%	(439)	(0.0)%
Income before income taxes	223,809	10.2%	288,195	12.5%
Income tax expense	52,315	2.4%	65,476	2.8%
Net income	$171,494	7.8%	$222,719	9.7%

Net income per common share:
Basic	$3.04		$3.91
Diluted	$3.03		$3.89

Weighted average common shares outstanding:
Basic	56,341		56,992
Diluted	56,682		57,195

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	52 Weeks Ended
	January 30,		February 1,
	2021		2020
	(Unaudited)
Net sales	$6,151,953	100.0%	$7,398,068	100.0%
Cost of sales	4,202,794	68.3%	4,717,004	63.8%
Gross profit	1,949,159	31.7%	2,681,064	36.2%

Selling, general and administrative expenses	1,583,017	25.7%	1,760,716	23.8%
Impairment, restructuring and other costs	114,322	1.9%	—	0.0%
Pre-opening expenses	15,000	0.2%	19,254	0.3%
Operating income	236,820	3.9%	901,094	12.1%
Interest expense (income), net	5,735	0.1%	(5,056)	(0.1)%
Income before income taxes	231,085	3.8%	906,150	12.2%
Income tax expense	55,250	0.9%	200,205	2.7%
Net income	$175,835	2.9%	$705,945	9.5%

Net income per common share:
Basic	$3.12		$12.21
Diluted	$3.11		$12.15

Weighted average common shares outstanding:
Basic	56,351		57,840
Diluted	56,558		58,105

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 30,	February 1,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,046,051	$392,325
Short-term investments	—	110,000
Receivables, net	193,109	139,337
Merchandise inventories, net	1,168,215	1,293,701
Prepaid expenses and other current assets	107,402	103,567
Prepaid income taxes	—	16,387
Total current assets	2,514,777	2,055,317

Property and equipment, net	995,795	1,205,524
Operating lease assets	1,504,614	1,537,565
Goodwill	10,870	10,870
Other intangible assets, net	2,465	3,391
Deferred compensation plan assets	33,223	27,849
Other long-term assets	28,225	23,356
Total assets	$5,089,969	$4,863,872

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$477,052	$414,009
Accrued liabilities	296,334	246,088
Deferred revenue	274,383	237,535
Current operating lease liabilities	253,415	239,629
Accrued income taxes	42,529	—
Total current liabilities	1,343,713	1,137,261

Non-current operating lease liabilities	1,643,386	1,698,718
Deferred income taxes	65,359	89,367
Other long-term liabilities	37,962	36,432
Total liabilities	3,090,420	2,961,778

Commitments and contingencies

Total stockholders’ equity	1,999,549	1,902,094
Total liabilities and stockholders’ equity	$5,089,969	$4,863,872

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 30,	February 1,
	2021	2020
	(Unaudited)
Operating activities
Net income	$175,835	$705,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	297,772	295,599
Non-cash lease expense	268,071	278,820
Long-lived asset impairment charge	72,533	—
Deferred income taxes	(24,008)	5,503
Stock-based compensation expense	27,583	25,045
Loss on disposal of property and equipment	6,827	5,850
Change in operating assets and liabilities:
Receivables	(53,772)	(20,637)
Merchandise inventories	125,486	(79,372)
Prepaid expenses and other current assets	(4,363)	9,289
Income taxes	58,916	610
Accounts payable	62,324	9,993
Accrued liabilities	58,599	28,183
Deferred revenue	36,848	38,481
Operating lease liabilities	(297,513)	(256,910)
Other assets and liabilities	(783)	54,894
Net cash provided by operating activities	810,355	1,101,293

Investing activities
Short-term investments, net	110,000	(110,000)
Capital expenditures	(151,866)	(298,534)
Acquisitions, net of cash acquired	(1,220)	—
Purchases of equity investments	(5,665)	(62,946)
Net cash used in investing activities	(48,751)	(471,480)

Financing activities
Proceeds from long-term debt	800,000	—
Payments on long-term debt	(800,000)	—
Repurchase of common shares	(114,895)	(680,979)
Stock options exercised	12,229	43,780
Purchase of treasury shares	(3,353)	(9,540)
Debt issuance costs	(1,915)	—
Net cash used in financing activities	(107,934)	(646,739)

Effect of exchange rate changes on cash and cash equivalents	56	—
Net increase (decrease) in cash and cash equivalents	653,726	(16,926)
Cash and cash equivalents at beginning of year	392,325	409,251
Cash and cash equivalents at end of year	$1,046,051	$392,325

Exhibit 5

Ulta Beauty, Inc.

2020 Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2020	quarter	quarter	quarter	end of the quarter
1st Quarter	1,254	11	1	1,264
2nd Quarter	1,264	0	0	1,264
3rd Quarter	1,264	17	19	1,262
4th Quarter	1,262	2	0	1,264

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2020	the quarter	quarter	during the quarter	quarter
1st Quarter	13,193,076	111,894	10,363	13,294,607
2nd Quarter	13,294,607	0	0	13,294,607
3rd Quarter	13,294,607	173,077	204,069	13,263,615
4th Quarter	13,263,615	28,223	0	13,291,838

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 weeks ended
	January 30,	February 1,
	2021	2020
Cosmetics	41%	48%
Skincare, bath, and fragrance	32%	25%
Haircare products and styling tools	20%	18%
Services	2%	4%
Other (nail products, accessories, and other)	5%	5%
	100%	100%

	52 weeks ended
	January 30,	February 1,
	2021	2020
Cosmetics	44%	50%
Skincare, bath, and fragrance	28%	22%
Haircare products and styling tools	20%	19%
Services	3%	5%
Other (nail products, accessories, and other)	5%	4%
	100%	100%

Exhibit 7

Ulta Beauty, Inc.

Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted diluted earnings per share

(In thousands, except per share data)

(Unaudited)

	13 weeks ended		52 weeks ended

	January 30,	February 1,	January 30,	February 1,
	2021	2020	2021	2020
Operating income	$224,272	$287,756	$236,820	$901,094
Add: Store asset impairment	1,520	—	41,948	—
Add: Store closures	5,599	—	27,501	—
Add: Store closures - inventory write-off	—	—	1,400	—
Add: Suspension of Canadian expansion	13,235	—	29,121	—
Add: Severance costs	10,044	—	15,752	—
Adjusted operating income	$254,670	$287,756	$352,542	$901,094

Net income	$171,494	$222,719	$175,835	$705,945
Add: Store asset impairment	1,520	—	41,948	—
Less: Income tax benefit of store asset impairment[1]	(371)	—	(9,286)	—
Add: Store closures	5,599	—	27,501	—
Less: Income tax benefit of store closures[1]	(1,366)	—	(5,970)	—
Add: Store closures - inventory write-off	—	—	1,400	—
Less: Income tax benefit of store closures - inventory write-off[1]	—	—	(288)	—
Add: Suspension of Canadian expansion	13,235	—	29,121	—
Less: Income tax benefit of suspension of Canadian expansion[1]	(3,229)	—	(7,216)	—
Add: Severance costs	10,044	—	15,752	—
Less: Income tax benefit of severance costs[1]	(2,451)	—	(3,884)	—
Less: Stock compensation and other tax credits	(1,116)	(3,226)	(926)	(17,692)
Adjusted net income	$193,359	$219,493	$263,987	$688,253

Diluted earnings per share	$3.03	$3.89	$3.11	$12.15
Add: Store asset impairment	0.03	—	0.74	—
Less: Income tax benefit of store asset impairment[1]	(0.01)	—	(0.17)	—
Add: Store closures	0.10	—	0.49	—
Less: Income tax benefit of store closures[1]	(0.03)	—	(0.11)	—
Add: Store closures - inventory write-off	—	—	0.02	—
Less: Income tax benefit of store closures - inventory write-off[1]	—	—	—	—
Add: Suspension of Canadian expansion	0.23	—	0.51	—
Less: Income tax benefit of suspension of Canadian expansion[1]	(0.05)	—	(0.12)	—
Add: Severance costs	0.18	—	0.28	—
Less: Income tax benefit of severance costs[1]	(0.05)	—	(0.07)	—
Less: Stock compensation and other tax credits	(0.02)	(0.06)	(0.02)	(0.30)
Adjusted diluted earnings per share:	$3.41	$3.83	$4.66	$11.85

1 The income tax benefit for non-GAAP adjustments was calculated using the Company's blended tax rate before discrete items.